EXHIBIT 10.1

November 1, 2005

Mr. John J. Luttrell

6311 Highland Place

Sebastopol, CA 95472

Re: Employment

Dear John,

The Wet Seal Inc. (referred to herein as the “Company” or the “Wet Seal”) is pleased to offer you employment as the Executive Vice President, Chief Financial Officer, Wet Seal, reporting to Joel Waller, President and Chief Executive Officer. You also have a reporting relationship to the Audit Committee of the Board of Directors. Your position is considered a 16(b) position. You will be an Officer of this Company and accountable for fiscal and fiduciary responsibilities associated with such. Your start date is Monday, December 12, 2005.

Should you accept employment with The Wet Seal, you will receive a starting bi-weekly base salary of $14,423.08 (26 pay periods per year). Annually, this figure is $375,000.

In addition, you are eligible to participate in The Wet Seal Inc. 2006 Corporate Incentive Plan with a current target of up to 50% of your base salary (40% based on Spring targets and 60% based on Fall targets). Additional details of the terms and conditions are available under separate cover.

Upon signing this letter, the Company will grant you the following subject to the terms and conditions of plan documents available under separate cover.

1.	Stock Options - The aggregate of 100,000 options of Wet Seal stock at the greater of the closing price existing on your hire date or the 30 market day average ending on and including your hire date. These shares will vest equally over 3 years beginning on the first anniversary of your grant date. This option grant is subject to approval by the Compensation and Options Committee of the Board of Directors.

2.	Restricted Stock Grants - The aggregate of 210,000 restricted stock grants in the Wet Seal Inc., which award shall be subject to the conditions and restrictions set forth in the Wet Seal Inc. 2005 Stock Incentive Plan (“The Plan”). Such Restricted Stock shall be granted in three equal installments of 70,000 shares each (“Tranche 1”, “Tranche 2”, “Tranche 3”) effective with the anniversary of your hire date.

This entire grant is subject to the approval of the Compensation and Options Committee of the Board of Directors.

3.	Sign-On Bonus - A $50,000 sign on bonus, less applicable taxes, is payable in 2 installments. The first installment will be due with your first paycheck. The second installment will be due you at the end of your first 6 months of employment. Each installment of this sign-on bonus is forgiven 1/12th per month worked. Should you voluntarily leave The Wet Seal Inc. employment in the first 18 months, you must repay any pro-rated amount not yet forgiven. By signing below, you agree that in the event you are required to repay any portion of the sign-on amount, Wet Seal may deduct this amount from any salary, bonus, vacation, expense reimbursement or other payments otherwise payable to you at that time

4.	Temporary Housing - The Company shall provide temporary living accommodations for you for a period not to exceed 6 months from your start date. The cost of such housing shall not exceed $2,500 per month.

No other relocation benefits will be available to you.

5.	General Benefits - You are eligible to participate in the company’s medical, dental, and vision insurance plans effective the first of the month following your start date. Additional benefits, such as life insurance, 401(k), holiday and sick pay are provided as part of Wet Seal’s standard benefits program and may be subject to certain waiting periods. Please refer to the employee handbook for further information.

Vacation accrues at the rate of three weeks during the first through fourth year of employment with Wet Seal. Vacation will accrue at the rate of four weeks per year during your fifth year go forward. Please refer to the employee handbook vacation policy for further information.

Effective on your hire date, you will be able to utilize a 60% shopping discount at any of our Wet Seal and Arden B. stores.

The Wet Seal operates on a Focal Review cycle. We make our best effort to review your performance and salary on an annual basis.

As the EVP, Chief Financial Officer, you shall perform such services and duties as may from time to time be decided upon by the Company and customarily associated with the position. You shall comply with Company’s policies and rules in effect from time to time during the term of your employment with the Company. You further agree that, except in accordance with Company’s personnel policies covering employee vacations, leaves and reasonable periods of illness or other incapacitation, you shall devote all of your business time and services to the business and interest of the Company. You shall perform the duties assigned to you to the best of your ability and in the best interests of the Company.

In accepting this position, you will be required to review and sign the Company’s Confidentiality and Non-Solicitation Agreement.

This offer is contingent upon proper U.S. work authorization and successful completion of all reference checks and background investigations.

6.	Severance - Subject to the conditions set forth in below, in the event that your employment is involuntarily terminated without cause, within the first three years of the date of your employment, you shall be eligible to receive a severance pay equivalent to one year’s base salary. The payment of any severance pay hereunder is expressly conditioned upon your signing and returning to the Company, and not revoking, a separation agreement and general release agreement, including all standard terms for such agreements including a general release of any all claims (whether known or unknown), which separation agreement and general release shall be in a form that is acceptable to the Company. In the event that your employment is terminated with cause within three years of the date of your employment, no severance will be available to you. In the event your employment is terminated with or without cause on or after the third anniversary, you shall not be eligible to receive any severance.

For purposes of this severance provision, “cause” shall exist for involuntarily terminating your employment if: (a) you refuse to perform the lawful duties and responsibilities of your position for the Company; (b) you fail or refuse to follow any lawful directive given to you by the Company; (c) you are convicted of (or plea nolo contendere or no contest to) a misdemeanor involving moral turpitude or a felony; (d) you violate the Company’s Code of Conduct; or (e) you engage in other willful misconduct. Upon your involuntary termination for cause, you shall not be eligible for severance and your only entitlement shall be to receive any salary accrued, but not yet paid, prior to the date of your involuntary termination for cause.

At-Will Employment: You acknowledge and agree that nothing in this letter agreement is intended to alter the “at-will” nature of your employment with the Company. This means that you have the right to resign at any time, for any reason, with or without notice, with or without cause. Likewise, the Company (subject only to the severance provisions set forth above) has the right to terminate your employment at any time, for any reason, with or without notice, with or without cause. You further acknowledge, understand and agree that no one other than the Company’s CEO, as authorized by the Board of Directors, can make any other representation on behalf of the Company regarding the duration or termination of your employment. This at-will employment relationship will remain in full force and effect notwithstanding any changes that may occur in your position, title, pay or other terms or conditions of your employment.

Arbitration: This letter agreement shall be governed and construed in accordance with the laws of the State of California applicable to contracts entered into and fully performed in California, without regard to principles of conflict of laws. Any controversy or claim arising out of or relating to this letter agreement, its enforcement or interpretation, or because of an alleged breach, default or misrepresentation in connection with any provisions, or arising out of or relating in any way to your employment with the Company or the termination thereof, shall be submitted to arbitration, to be held in Orange County, California, in accordance with the Employment Rules and Procedures of the Judicial Arbitration and Mediation Service (“JAMS”) then in effect. If any arbitration or action at law or in equity, or any motion, is brought to enforce, interpret, or rescind this letter agreement, the prevailing party shall be entitled to all of its costs in bringing and prosecuting said arbitration, action or motion, including its attorneys’ fees.

Complete Agreement: This letter agreement supersedes and replaces all prior or contemporaneous agreements (whether express or implied, oral or written) concerning the subject matters hereto. The terms of this letter agreement may only be modified in a written agreement signed by you and the Company’s CEO.

John, we are very excited about the prospects of you joining the Wet Seal Inc. family. We look forward to a prosperous working relationship. Please sign your acceptance of this employment opportunity below and return the original in the enclosed, pre-addressed envelope.

Sincerely,

/s/ Joel Waller
Joel Waller President and Chief Executive Officer The Wet Seal, Inc.

By signing in the space provided below, I agree to accept the terms and conditions of this offer letter.

/s/ John J. Luttrell	December 5, 2005
John J. Luttrell	Date